EARN-IN, EXPLORATION, AND JOINT VENTURE AGREEMENT


This EARN-IN, EXPLORATION, AND JOINT VENTURE AGREEMENT between HOMESTAKE MINING COMPANY OF CALIFORNIA, a California corporation having its principal place of business at 650 California St., San Francisco, California 94108 ("Homestake"), and FX ENERGY, INC., a Utah corporation having its principal place of business at 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106 ("FX"), is entered into as of the date of the execution hereof ("Effective Date") to establish terms and conditions upon which Homestake and FX will engage in exploration for precious metals in an area in the Republic of Poland more particularly described in Section 1.1 of this Agreement.

WHEREAS:

(A) The principal activity of FX is the exploration and development of properties having potential for oil and gas deposits;

(B) The principal activity of Homestake is the exploration, extraction, processing, and marketing of precious metals;

(C) FX has obtained, acting by and through Sudety, certain usufructs and concessions for the exploration for precious metals on properties located in the Area of Interest;

(D) FX and Homestake, acting by and through certain commercial partnerships in contemplation of this Agreement, have obtained four additional usufructs for exploration for precious metals in the Area of Interest, and intend to apply for related concessions; and

(E) FX and Homestake desire to associate themselves for the purpose of exploring for and, if justified, exploiting precious metal deposits in the Area of Interest.

IT IS AGREED as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1   Definitions
In this Agreement and its Exhibits the following terms shall have the following meanings unless the context otherwise requires:

"Affiliate" means any person, partnership, joint venture, limited liability company, corporation or other form of enterprise which directly or indirectly controls, or is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, the word "control" shall mean possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

"Area of Interest" means that area bounded on the north by latitude 51. 30' N, on the east by longitude 17. 30' E, and on the south and west by the border of the Republic of Poland and is that area shown on the map attached hereto as Exhibit A.

"Articles" means, in the case of a Holding Vehicle which is a limited liability company, the Articles of Incorporation of such company and, in the case of a Holding Vehicle which is a commercial partnership, the Articles of Partnership, as the context may require.

"Business" means the exploration, and any development and exploitation of property covered by one or more Mineral Entitlements and all partnership, corporate, and other business matters directly or indirectly related thereto, including related processing, refining, sale of product, and reclamation of mined lands.

"Committed Expenditures" has the meaning ascribed to such term in Section
6.2(b).

"Distributive Interest" means the right of FX to receive payments from a Holding Vehicle subsequent to any election or deemed election pursuant to Section 7.7(d), 7.7(e) or 7.7(f), provided that, if the Holding Vehicle is a partnership, such right shall be a partnership interest; and, if the Holding Vehicle is a limited liability company or other entity, such right shall be a contractual right to receive payment from the Holding Vehicle.

"Encumbrance" means any mortgage, charge (whether fixed or floating), lien, hypothecation, pledge, encumbrance, security interest or other right or interest of every nature or kind over or in respect of a particular asset.

"Expenditures" has the meaning ascribed to it in Section 6.2(b)

"Exploitation Fee" has the meaning ascribed to such term in Section 7.4(b)

"Holding Vehicle" means a Polish commercial partnership, Polish limited liability company, or other Polish legal entity holding a Mineral Entitlement or application therefor subject to the provisions of this Agreement.

"Homestake Earned Interest" has the meaning ascribed to such term in Section
6.1.

"Initial Capital Contribution" means for each Party the value attributed to the property and funds contributed (by Loan or otherwise) by such Party to a Joint Venture on the date of its formation and is calculated for FX by dividing the total amount expended in connection with the related Mineral Entitlement(s) as of the date of the formation of the related Joint Venture by 0.75 and multiplying such product by 25% and for Homestake by multiplying such product by 75%.

"Insolvency Event" has the meaning ascribed to such term in Section 23.2(b).

"Joint Venture" means one or more joint ventures created pursuant to Article 9 between Homestake and FX in respect of Mineral Entitlement(s) as to which FX has made an election pursuant to Section 7.7(c) and the Holding Vehicle holding such Mineral Entitlement(s).

"loan(s)" means one or more interest-bearing advances made to one or more Holding Vehicles (i) by Homestake pursuant to Sections 6.5 and 8.1, and (ii) by FX and Homestake and their respective Affiliates pursuant to Section 8.2(b).

"Mineral Entitlement(s)" shall have the meaning ascribed to such term in Section 3.2.

"Operator" means the person or entity engaged by any Holding Vehicle to manage its Business.

"Ownership Interest" means for Homestake and for FX, respectively, in the event and to the extent FX makes one or more elections pursuant to Section 7.7(c):

(1) in the case of a Holding Vehicle which is a limited liability company, the direct and indirect ownership of a percentage of the share capital of such company, the indirect ownership in the same percentage of such company's Mineral Entitlement(s) as to which FX has made an election pursuant to
     Section 7.7(c), and the related Joint Venture, including but not limited to the obligation to fund or otherwise pay the costs of such Holding Vehicle in proportion to such ownership by and through its related Joint Venture; and

(2) in the case of a Holding Vehicle which is a commercial partnership, the direct and indirect ownership of a percentage interest in -such partnership, the indirect ownership in the same percentage of such partnership's Mineral Entitlement(s) as to which FX has made an election pursuant to Section 7.7(c), and the related Joint Venture, including but not limited to the right to receive distributions and the obligation to fund or otherwise pay the costs of such Holding Vehicle by and through its related Joint Venture.

For clarity, the definition of "Ownership Interest" does not include a "Distributive Interest" or contractual royalty.

"Party" or "Parties" means FX, Homestake and any of their respective Affiliates, as appropriate to the context, including without limitation an Affiliate of either of them which holds an Ownership Interest pursuant to this Agreement, provided that such term shall not include Homestake or its Affiliate acting as Operator.

"Permian Prospect" has the meaning ascribed to such term in Section 3.2(b).

"Program and Budget" has the meaning ascribed to such term in Section 10.3

"Standstill Agreement" has the meaning ascribed to such term in Section 6.4.

"Subordinate Agreement(s)" has the meaning ascribed to such term in Section 4.1.

"Sudety" means Sudety Mining Company Sp. z o.o., a wholly-owned subsidiary of FX incorporated in the Republic of Poland.

"Sudety Prospect" has the meaning ascribed to such term in Section 3.2(a).

"Term of Association" has the meaning ascribed to such term in Section 5.1. "Warranties" means those warranties and covenants of FX set forth in Article 14.

"Year" means each consecutive 12 month period during the Term of Association, commencing with the Effective Date.


1.2   Headings and References
For the purposes of this Agreement, unless otherwise specified:

(a) article and sections headings in this Agreement and its Exhibits are inserted for convenience only and shall not affect the construction of this Agreement;

(b) the singular includes the plural and vice versa; and the plural includes the singular and vice versa; and

(c) references to articles, sections and Exhibits are to articles, sections and Exhibits of this Agreement unless otherwise indicated.

1.3   Parties to Secure Performance of Obligations by Others
Where any obligation in this Agreement is expressed to be undertaken or assumed by any Party, such obligation shall be construed as requiring that Party to exercise all rights and powers of control over the affairs of any other person or entity which that Party is able to exercise (whether directly or indirectly) in order to secure performance of such obligation.

                                   ARTICLE 2
                             PURPOSE AND LIMITATION
2.1   Purposes
This Agreement is entered into for the purposes of:

(a) granting to Homestake on the terms and conditions contained herein the right to earn an ownership interest in the Sudety Prospect and the Permian Prospect by expending funds for the exploration of such prospects;

(b) creating the association between the Parties described in Article 3 as the exclusive vehicle for exploration by one or both of the Parties in the Area of Interest;

(c) establishing a joint venture between the Parties in the United States under California law to govern their respective rights and duties to each other in respect of the subject matter of this Agreement; and

(d) establishing a series of partnerships, or, as necessary, other legal entities, under the law of the Republic of Poland to hold their mineral interests located in that country in accordance with the provisions of this Agreement.

2.2   Limitations
Nothing in this Agreement is intended to create any obligation inside or outside of Poland of either Party to the other with respect to Mineral Entitlements or other property interests other than those for precious and base metals located inside the Area of Interest. Each Party is free to engage in activities for its own account without obligation to the other (a) with respect to minerals other than precious and base metals in the Area of Interest and (b) with respect to precious and base metals outside of the Area of Interest.

                                   ARTICLE 3
            ASSOCIATION; EXCLUSIVITY OF PARTIES' DEALING IN AREA OF
                                    INTEREST


3.1   Exclusive Association
The Parties hereby enter into an exclusive association with each other for a period of six years for the purpose of engaging in reconnaissance, prospecting, and exploration for precious and associated base metals in the Area of Interest on the terms and conditions contained in this Agreement.

3.2   Mineral Entitlements
During the Term of Association all concessions, usufructs, mining titles, mineral interests, or other property interests or rights to explore for or exploit precious and base metals held by or for either Party ("Mineral Entitlement(s)") in the Area of Interest, and all exploration and exploitation of precious and base metals in the Area of Interest by either Party, shall be held by and carried out for the joint benefit of Homestake and FX in accordance with the terms and conditions of this Agreement. For greater clarity, Mineral Entitlements include but are not limited to:

(a) that certain usufruct and those three related concessions for the exploration of precious metals in Blocks 21, 22, and 23) held by Sudety and more particularly described in Exhibit B hereto (collectively the "Sudety Prospect), provided, however, that the usufructs and concessions constituting the Sudety Prospect shall comprise a single Mineral Entitlement for purposes of this Agreement;
(b) those four certain usufructs for the exploration of precious metals held, and those four related concession applications to be made, by four Polish commercial partnerships organized in contemplation of this Agreement for the purpose of holding one such usufruct and related concession each for the benefit of FX and Homestake with respect to Blocks 43, 63, 64, and 65 and more particularly described on Exhibit C (collectively the "Permian Prospect"), each of such commercial partnerships being comprised of one wholly-owned subsidiary of FX incorporated in the Republic of Poland and two wholly-owned subsidiaries of Homestake incorporated in the Republic of Poland; and

(c) such other usufructs, concessions, and entitlements to engage in exploration, mining, and exploitation of precious or base metals in the Area of Interest as the Parties may obtain, whether from public or private sources.

(d) FX represents that the documents attached hereto as a part of Exhibits B and C are true and correct copies of the usufructs and concessions constituting the Sudety Prospect and the usufructs constituting the Permian Prospect, respectively

                                   ARTICLE 4
                    PRINCIPAL FINANCIAL AND BUSINESS TERMS;
                             SUBORDINATE AGREEMENTS


4.1   Intent of Agreement and Subordinate Agreements
This Agreement is intended to serve as the definitive agreement establishing and governing the fundamental relationships between FX and Homestake and their respective Affiliates with respect to activities in the Area of Interest, including but not limited to the principal financial and other business terms and conditions of the association established by Article 3. The Parties have agreed on the form, of additional, subordinate agreements (copies of which are attached hereto as Exhibits D and E respectively) which are intended to implement this Agreement (the "Subordinate Agreements"). The Subordinate Agreements include:

(a) a form of Articles of Partnership for use in connection with a series of partnerships organized under the laws of the Republic of Poland in contemplation of or in accordance with this Agreement between one or more Affiliates of FX and one or more Affiliates of Homestake to act as Holding Vehicles with respect to one or more Mineral Entitlements and related assets (including those partnerships contemplated in Sections 7.1(a) and 7.2 hereof to hold the Sudety Prospect and the Permian Prospect) for the benefit of and subject to the respective rights and duties of the Parties, including but not limited to the right of Homestake to earn the Homestake Earned Interest and the right of FX to such Ownership Interest or Distributive Interest as it may elect hereunder. Such form of Articles of Partnership is attached hereto as Exhibit D; and

(b) a form of promissory note to be used in connection with Loans by one or more of the Parties to one or more of the Holding Vehicles, as otherwise provided in this Agreement, including the funding contemplated by Homestake as Expenditures or Committed Expenditures pursuant to Section 6.5. Such form of promissory note is attached hereto as Exhibit E.

4.2   Modification of Agreement and Subordinate Agreements
Notwithstanding Section 4.1, the Parties recognize that Polish laws and business practices are evolving rapidly and express their mutual agreement to use best efforts during the term of this Agreement to implement the objectives hereof, taking into account Polish law and institutions as well as the financial and tax considerations of the Parties. The Parties acknowledge that it may be necessary or useful to vary or modify from time to time provisions of this Agreement and the Subordinate Agreements in order to implement the objectives of this Agreement and agree to cooperate and use good faith efforts to do so; provided, however, that this Section shall not be construed to require either Party to agree to any variance or modification it reasonably believes to be prejudicial to its interests.

4.3   Undertaking to Implement Agreement
In the event of any conflict between the provisions of this Agreement and the Articles of any Holding Vehicle or any other agreement or document pursuant to which a Holding Vehicle implements this Agreement, the provisions of this Agreement shall prevail. The Parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and agree to such amendments to Articles and such other agreements or documents as may be necessary for this purpose.

                                   ARTICLE 5
                        DURATION OF TERM OF ASSOCIATION

5.1   Term of Association
The Term of Association created pursuant to Article 3 (the "Term of Association") shall terminate on the sixth anniversary of the Effective Date unless sooner terminated as provided in Section 7.4 or Section 24.2 or otherwise extended by the Parties. Those provisions of this Agreement establishing, implementing, or governing the rights and obligations of the Parties as venturers pursuant to the Joint Ventures created in accordance with this Agreement or as partners or shareholders of one or more Holding Vehicles shall survive termination or expiration of the Term of Association.
5.2   Term of Agreement

Notwithstanding any termination or expiration of the Term of Association, this Agreement shall otherwise continue in effect until expiration of termination thereof in accordance with Section 24.2.

                                   ARTICLE 6
                              EARN-IN BY HOMESTAKE

6.1   Entitlement to Homestake Earned Interest
Pursuant to the terms and conditions of this Agreement, Homestake shall have the right to earn an ownership interest in and to each Mineral Entitlement and each Holding Vehicle holding one or more Mineral Entitlements (the "Homestake Earned Interest") as follows:

(a) Upon the vesting of the Homestake Earned Interest, Homestake and FX shall hold each of the Mineral Entitlements through one or more Holding Vehicles organized pursuant to Polish law as contemplated by Sections 4. l(a), 7.1 and 7.2.

(b) In the case of a Holding Vehicle which is a commercial partnership, the Homestake Earned Interest shall be 100% of the right, title, and interest of each such partnership and the Mineral Entitlements and other assets it holds, subject only to the right of FX to receive from such partnership, as a partnership distribution, payment of such amounts as are equal to 7.5% of the Net Proceeds with respect to each mine held (or to be held) and operated by such Holding Vehicle determined pursuant to the terms and conditions of Exhibit G.
(c) In the event that one or more Mineral Entitlements continue to be held by Sudety as a Holding Vehicle, or by another Holding Vehicle which is a limited liability company or other entity as contemplated by Section 7.1, the Homestake Earned Interest shall be a 100% Ownership Interest in such Holding Vehicle, subject only to the contractual right of FX to receive from such Holding Vehicle payment of such amounts as are equal to 7.5% of Net Proceeds with respect to each mine held by such Holding Vehicle determined pursuant to the terms and conditions of Exhibit G.

(d) Each Holding Vehicle shall hold its Mineral Entitlements for the benefit of the Parties and subject to the rights of FX to convert its right to payment under Sections 6.1(b) and 6. l(c) into an Ownership Interest or a Distributive Interest as provided in Section 7.7.

6.2   Committed Expenditures and Expenditures

(a) Homestake may earn the Homestake Earned Interest by expending or causing to be expended during each Year $500,000 (i) for exploration for and development of precious metals on or with respect to one or more of the Mineral Entitlements or otherwise in the Area of Interest as the Parties may agree and (ii) to maintain in good standing each Mineral Entitlement subject to this Agreement.

(b) During the first two Years, Homestake agrees that such $500,000 expenditures shall be firm commitments on the part or Homestake ("Committed Expenditures"); thereafter such $500,000 expenditures shall be mere conditions of continuing this Agreement in effect (`'Expenditures"). If Homestake does not expend such $500,000 in any Year, it may continue this Agreement in effect by paying FX the difference between $500,000 and the amount expended or, if the failure arises from conditions reasonably beyond Homestake's control such as failure to obtain usufructs, concessions, permits, etc., Homestake may continue this Agreement in effect by committing to carry such obligation forward and expending such difference in the next Year; provided, however, that no such obligation may be carried forward for more than six years.

6.3   Examples of Qualifying Expenditures
Spending with respect to the following matters and costs are examples of expenditures that qualify as Expenditures and Committed Expenditures within the meaning of Section 6.2:

(a) funds expended in Poland by Homestake or its Affiliates on or for the direct or indirect benefit of the Mineral Entitlements;

(b) overhead of Homestake's Polish Affiliates, including but not limited to each of the Holding Vehicles, including Sudety if the capital stock of Sudety is conveyed to Homestake in accordance with the terms of this Agreement;

(c) funds expended outside of Poland for the direct benefit of the Mineral Entitlements; and

(d) charges for the time, fringes, and costs of Homestake's technical personnel and consultants who render services with respect to Mineral Entitlements, e.g., geologists, engineers, metallurgists, and environmental personnel, wherever rendered. For greater clarity, no home office overhead or other charges incurred in the United States by executive or administrative personnel of Homestake shall qualify as Expenditures.

6.4   Credits Against Committed Expenditures

(a) Homestake shall credit against Committed Expenditures, amounts expended prior to the execution of this Agreement (a) pursuant to the agreement of the Parties contained in that certain letter from Dennis Goldstein of Homestake to David Pierce of FX dated July 30, 1997 and (b) pursuant to the Reconnaissance and Standstill Agreement between Homestake and FX made the 27th day of September, 1996 (including the supplement made by letter agreement dated April 9, 1997) (the "Standstill Agreement"). Upon the Effective Date, Homestake's expenditure requirement of $40,000 contained in the Standstill Agreement shall be deemed to have been satisfied and the Standstill Agreement shall terminate.

(b) Notwithstanding any other provision of this Agreement, amounts expended by Homestake prior to the Effective Date or reimbursed to FX for expenditures made prior to the Effective Date, shall qualify as Committed Expenditures and Expenditures if such amounts would have so qualified had they been expended by Homestake after the Effective Date.

6.5   Expenditures May Be Contributions or Loans
Notwithstanding any other provision of this Agreement, Homestake may make the Expenditures and Committed Expenditures provided for in Section 6.2 by direct expenditure on behalf of or for the benefit of one or more of the Holding Vehicles or by making contributions or Loans to such Holding Vehicles (evidenced by such promissory notes in the form contemplated by Section 4.1(b)). In the event Homestake elects to make Loans or contributions to such Holding Vehicles, such Loans and contributions will otherwise qualify as Expenditures under
Section 6.2 only to the extent they are expended by such Holding Vehicle in such Year.

6.6   Vesting of Homestake Earned Interest
Upon completion of the Expenditures and Committed Expenditures provided for in
Section 6.2 (totaling US $3,000,000), and the reimbursements and payments provided for in Section 7.3, Homestake shall have irrevocably earned, and its rights shall have irrevocably vested in and to, the Homestake Earned Interest as provided in Section 6. l(a), all subject to FX's rights to convert its interest in such Mineral Entitlements and the Holding Vehicles holding them into a 25% Ownership Interest or one of the Distributive Interests pursuant to Section 7.7.

6.7   Acceleration of Vesting of Homestake Earned Interest
Homestake shall have the right to accelerate the vesting of the Homestake Earned Interest by completing the Expenditures and the Committed Expenditures earlier than otherwise contemplated by this Article 6. In such event, the Homestake Earned Interest shall vest on the date Homestake first completes the expenditures, Committed Expenditures and the reimbursements and payments provided for in Section 7.3.

                                   ARTICLE 7
                  FUNDAMENTAL RIGHTS AND DUTIES OF THE PARTIES


The fundamental rights and duties of the Parties include the following:

7.1   Sudety Prospect

(a) Following execution of this Agreement, FX shall use its best efforts to cause Sudety to obtain all consents and approvals required in order to convey, and to thereafter convey, the usufruct and concessions constituting the Sudety Prospect to one or more commercial partnerships organized under the law of the Republic of Poland, each of which shall be formed through Articles of Partnership substantially in the form of those attached hereto as Exhibit D, with each Party holding the interests in such partnerships contemplated by Section 6.1(b), each of which shall be managed and operated exclusively by Homestake in accordance with this Agreement.

(b) If the conveyances contemplated by Section 7.1(a) have not been successfully completed within six months following the Effective Date, then on request by Homestake at any time FX will promptly convey to Homestake, or an Affiliate of Homestake, 100% of the capital stock of Sudety to be held by Homestake for the benefit of the Parties pursuant to the terms and conditions of this Agreement or as the Parties may otherwise then agree.

(c) Promptly upon the conveyance of such capital stock to Homestake as contemplated by Section 7.1(b), Homestake and FX shall negotiate and execute a shareholders agreement with respect to Sudety using good faith efforts to reach by virtue of such shareholders agreement and the related Holding Vehicle similar economic, tax and business results and relationships between and for Homestake and FX as are otherwise provided for in this Agreement, including FX's rights of election in Section 7.7. In such event, Homestake will, after consultation with FX, cause the Articles of Sudety to be amended in such manner as is reasonable to implement the objectives of this Agreement.

(d) In the event the Parties acquire any other limited liability company or other entity holding a Mineral Entitlement, the Parties shall attempt to convey such Mineral Entitlement to a commercial partnership as is otherwise described in Section 7.1(a). In the event that such conveyance cannot be completed, or cannot be completed within six months following such acquisition, the capital stock (or other ownership) of such entity shall be conveyed to Homestake pursuant to the provisions of Section 7.1(b) and 7.1(c). In such event, Homestake will, after consultation with FX cause the Articles of such limited liability company to be amended in such manner as is reasonable to implement the objectives of this Agreement. FX hereby represents and warrants that, except for the Sudety Prospect and the Permian Prospect, neither FX nor any Affiliate of FX now holds a Mineral Entitlement or application therefor in the Area of Interest.

(f) FX agrees that until the Mineral Entitlements constituting the Sudety Prospect have been conveyed to a partnership or until the capital stock of Sudety has been transferred to Homestake, FX will keep the stock of Sudety and the usufruct, concessions and other assets constituting the Sudety Prospect free and clear of mortgages, pledges, liens and security interests.

7.2   Permian Prospect
Within sixty days following execution of this Agreement, FX and Homestake shall execute with respect to each of the partnerships holding one of the usufructs constituting the Permian Prospect as of the Effective Date such amendments, conveyances, and other documents as are required to substantially conform the applicable Articles to those attached as Exhibit D and convey to each Party respectively the interests in such Partnerships contemplated by Section 6.1(b). Each of such partnerships shall be managed and operated exclusively by Homestake in accordance with this Agreement.

7.3   Reimbursement to FX
Within ten days following execution of this Agreement, Homestake will pay FX US $100,000 and reimburse FX US $112,500 for previous expenditures of FX incurred in connection with the Sudety Prospect and the Permian Prospect. Unless Homestake sooner terminates this Agreement, Homestake will pay FX US $250,000 on or before December 31, 1999. Notwithstanding any other provision of this Agreement, only US $24,500 of such $112,500 shall be credited to Committed Expenditures and Expenditures.

7.4   Termination or Abandonment by Homestake in Certain Circumstances

(a) Homestake may terminate this Agreement at any time after completing the Committed Expenditures or after paying FX the difference between the Committed Expenditures and the amounts actually expended. In the event of any such termination, Homestake will have no further obligation or liability to FX except as expressly set forth in this Article.

(b) In the event the Republic of Poland establishes the exploitation fee payable to Poland by law in connection with the exploitation of precious metals ("Exploitation Fee") at more than 6% with respect to one or more Mineral Entitlements or announces prior to completion of the Committed Expenditures by Homestake that it will make no modifications in the rate of the Exploitation Fee, Homestake may abandon such Mineral Entitlements or terminate the term of this Agreement and any related Subordinate Agreements without completing the Committed Expenditures or making any payments in lieu thereof.

(c) If Homestake terminates this Agreement or abandons any Mineral Entitlement after September 1 of any calendar year and Homestake has not then made all payments and completed all activities required to maintain in good standing through December 31 of the same calendar year, in the case of termination, all of the Mineral Entitlement(s) or, in the case of abandonment, those Mineral Entitlements subject to such abandonment, then Homestake shall reimburse FX the prorated amounts of such payments and the costs of such activities for the remainder of such calendar year; provided, however, if Homestake before any such termination commits one or more of the Holding Vehicles to obligations that must be paid or performed in whole or in part after such termination, Homestake will reimburse FX for the reasonable cost of paying or performing such obligation notwithstanding termination.

(d) In the event Homestake terminates this Agreement before FX has made, or has been deemed to have made, an election pursuant to Section 7.7, all Loans receivable by Homestake shall be assigned to FX upon such termination. In the event that Homestake abandons any Mineral Entitlement hereunder any Loans receivable by Homestake with respect to the abandoned Mineral Entitlement (but not unallocated Loans for general exploration funding) shall be assigned to FX upon such abandonment.

(e) In the event Homestake determines that it will terminate this Agreement for any reason, Homestake will use good faith efforts to effect such termination as promptly thereafter as possible.

7.5   Rights and Obligations of Parties After Termination or Abandonment


(a) Upon any abandonment or termination by Homestake as provided in Section 7.4, Homestake shall arrange for the transfer to FX at no cost to FX and without warranty except as to claims made by or through Homestake acting solely in its personal capacity (and not when acting on behalf of or for the benefit of both Parties pursuant to this Agreement or one of the Subordinate Agreements), of all direct or indirect interests of Homestake in all Mineral Entitlements to be abandoned and, in the case of such termination, in all Joint Ventures and Holding Vehicles holding any Mineral Entitlement(s) in the Area of Interest on the date of termination.

(b)  In the event of any abandonment or termination by Homestake as provided in
     Section 7.4 (except abandonment or termination arising out of or related to an Exploitation Fee of more than 6% as provided in Section 7.4(b) above), Homestake shall be entitled to a contractual royalty of 1% of Net Smelter Returns from FX on the terms and conditions contained in Exhibit F in respect of all of the Mineral Entitlement(s) so abandoned or, in the case of termination, held pursuant to this Agreement on the date of such termination. Such contractual royalty shall survive termination of this Agreement.

(c) In the event of any abandonment by Homestake as provided in Section 7.4, Homestake will not thereafter acquire any Mineral Entitlement within the boundaries of the Mineral Entitlement so abandoned before the later of termination or expiration of the Term of Association or that date which is two years following such abandonment without offering FX the right to participate therein on terms substantially equivalent to those set forth in this Agreement.

(d) In the event Homestake terminates this Agreement as provided in Section 7.4, and except as otherwise provided in Section 7.5(c), Homestake will not thereafter acquire any Mineral Entitlement in the Area of Interest before the sooner of the sixth anniversary of the Effective Date or that date which is two years following such termination without offering FX the right to participate therein on terms substantially equivalent to those set forth in this Agreement.

7.6   FX Assistance

(a) FX will assist Homestake in its exploration and development activities in Poland and will provide advice with respect to dealing with the government of Poland and its subdivisions:

     (i)   in applying for usufructs, concessions and other permits,
     (ii)  in lobbying in connection with mineral activities,
     (iii) in clarifying or establishing the terms that apply to the exploration and exploitation of precious metals whether legislative or administrative in nature,

     (iv)  in arranging for and engaging employees, and

     (v)   in obtaining services, materials, and equipment.

(b) In performing any such services at Homestake's request, FX shall be reimbursed the reasonable salaries, fringes, and out-of-pocket expenses of its employees who provide such services, but not including any general, administrative or home office costs incurred in the United States.

(c) Homestake shall have the right to represent that its activities in Poland are being conducted in association with FX.

7.7   FX Election

(a) If at any time and from time to time during the term of this Agreement, Homestake makes a decision to construct a commercial mine on the property subject to any Mineral Entitlement in the Area of Interest acquired during or before the Term of Association, then Homestake shall give notice thereof to FX. Such notice shall be accompanied by the feasibility study on which Homestake's decision was based and shall contain a detailed description of the area to be included as a part of the mine, which area shall be determined by Homestake in light of geological conditions, environment, and topography; such area shall be reasonably compact in form and large enough to accommodate reasonable alternative locations for sites for mining, processing, waste disposal and all related uses.

(b) Within 120 days following receipt of such notice and feasibility study, FX shall elect with respect to such Mineral Entitlement, in lieu of its right to payment provided for in Sections 6.1(b) and 6.1 (c) and in lieu of any other interest in such Mineral Entitlement and the Holding Vehicle therefor, one of the three interests specified in Sections 7.7(c), 7.7(d), and 7.7(e).

     Pursuant to Section 7.7(b), FX may elect a 25% Ownership Interest, which election shall be subject to the following:

     (i) FX will reimburse Homestake or an Affiliate designated by Homestake for such purpose for such interest the amount determined by the following formula: (25%) multiplied by (250%) multiplied by (the total expenditures and reasonable allocations made with respect to the relevant Mineral Entitlement to the date of election, less $6,000,000).

     (ii) The phrase "25% Ownership Interest' means in all cases a full participation requiring FX to provide 25% of all funds and costs required to construct and operate the contemplated mine in accordance with Section 8.2(b), Articles 9, 10, 11 and 12 by and through a Joint Venture formed pursuant to Article 9 and other relevant provisions of this Agreement relating to a Joint Venture, and entitling FX to enjoy 25% of all of the financial benefits thereof

     (iii) Subject to Section 7.7(c)(iv), such 2S% Ownership Interest shall take the form of a 25% partnership interest where the Holding Vehicle holding the relevant Mineral Entitlement is a partnership, with Homestake or a Homestake Affiliate holding the remaining 75% partnership interest.

If one or more of the relevant Mineral Entitlements is held by Sudety or another Holding Vehicle which is a limited liability company, such 25% Ownership Interest shall entitle FX to 25% of the capital stock thereof, with Homestake or a Homestake Affiliate holding the remaining 75% of the capital stock, and the rights and duties of Homestake and FX with respect to such their respective Ownership Interests will be contained in the shareholders agreement contemplated by Section 7.1(c).

Upon reimbursement by FX pursuant to Section 7.7(c)(i), Homestake will assign to FX 25% of the principal and interest payable pursuant to any promissory notes held by Homestake from the Holding Vehicle holding the Mineral Entitlement as to which FX has made the election provided for in Section 7.7(c) for repayment of Loans advanced to such Holding Vehicle for the benefit of such Mineral Entitlement prior to such election of FX. Such Loans include those made by Homestake pursuant to the provisions of Sections 6.5 and 8.1.

(d) Pursuant to Section 7.7(b), FX may elect a Distributive Interest entitling FX to receive a partnership distribution (or, in the case of a Holding Vehicle which is a limited liability company or other entity, a contractual payment) in an amount equal to such percentage of Net Smelter Returns as is equal to 6% less any percentage Exploitation Fee payable to the Republic of Poland with respect to the relevant Mineral Entitlement . Net Smelter Returns shall be determined pursuant to the terms and conditions attached as Exhibit F. It is the intent of the Parties that such Distributive Interest shall be payable without regard to profitability of the Holding Vehicle.

(e) Pursuant to Section 7.7(b), FX may elect a Distributive Interest entitling FX to receive a partnership distribution (or, in the case of a Holding Vehicle which is a limited liability company or other entity, a contractual payment) equal to 7.5% of Net Proceeds on the terms and conditions attached as Exhibit G.

(f) In the event FX does not make a timely election in accordance with Section 7.7(b), FX will be deemed to have irrevocably elected to convert its right to payment pursuant to Sections 6. l(b) and 6.1 (c) and its interests in the relevant Holding Vehicle and Mineral Entitlements into the Net Proceeds Distributive Interest as provided for in Section 7.7(e).

(g)  Upon any election (or deemed election) by FX pursuant to Section 7.7(d),
     Section 7.7(e), or Section 7.7(f), FX shall cease to have any other interest with respect to the Holding Vehicle which holds the Mineral Entitlement(s) containing the area designated by Homestake as the mine in the notice of decision to construct and shall be entitled with respect thereto only to the Distributive Interest so elected. Promptly upon such election, FX and its Affiliates shall provide Homestake with such assignments, conveyances, releases and other documents in the United States and Poland as are reasonably satisfactory to counsel for Homestake to convey or terminate any partnership, capital stock or other interest of FX with respect to such Holding Vehicle and relevant Mineral Entitlement(s) other than the Distributive Interest.

 7.8 Homestake or Homestake Affiliate as Operator

(a) Until FX makes (or is deemed to have made) the election required with respect to a proposed mine pursuant to Section 7.7, Homestake, or an Affiliate of Homestake, shall be engaged as the Operator of each Holding Vehicle.

(b) As Operator, Homestake or its Affiliate shall be responsible for conducting the Business of each Holding Vehicle, for exploring and developing the Mineral Entitlements as is warranted and for carrying out such other matters related thereto on substantially the same terms and conditions and with substantially the same powers and duties as are customarily granted to or exercised by joint venture operators of like properties in the United States. Such responsibilities shall include the right, duty and authority to carry out those matters set forth in Exhibit H on the terms and conditions and for the compensation contained therein.

(c) Following (i) any election (or deemed election) by FX pursuant to Sections 7.7(d), (e), or (f) and (ii) the conveyance or other termination of FX's interests as contemplated by Section 7.7(g), Homestake's engagement as Operator may continue at the discretion of Homestake, but any Distributive Interest payable to FX shall be calculated without the deduction of any fee payable to Homestake as Operator (but any such fee paid to a third party arms' length operator in good faith shall be deducted).

7.9   Due Diligence

(a) Homestake shall have 90 days following the Effective Date to perform a due diligence examination both in the United States and in Poland with respect to FX Sudety, the Sudety Prospect and other matters arising out of or related to this Agreement. Such examination shall extend to matters of title, environment, physical condition, financial condition, capital structure, contractual obligations, permits, obligations and liabilities, and reputation.

(b) FX will cooperate with Homestake, and its auditors and attorneys, and make available for their examination at Homestake's request and cost (i) all its records and books as they pertain to Sudety and each Affiliate of FX that is a partner in one of the partnerships that holds one of usufructs constituting the Permian Prospect (ii) and all of the books and records of Sudety and such other Affiliates.

(c) In the event that Homestake is not satisfied with the results of its due diligence examination for any reason, Homestake may terminate this Agreement without liability or obligation thereafter of any kind including the Committed Expenditures; provided, however, that FX shall not in any case be liable to Homestake for any cost or reimbursement.

7.10  Exploration Technical Committee
The Parties will create a technical committee (the "Exploration Technical Committee") which will have regular access to all data and technical reports with respect to exploration and development of all properties subject to a Mineral Entitlement(s) prior to any FX election under Section 7.7. The Exploration Technical Committee will have the opportunity to review and make suggestions to the Parties with respect to exploration and development, and the opportunity to review and comment on the draft of any feasibility study(ies) prepared in contemplation of building any mine. Each Party will appoint one member to the Exploration Technical Committee. Upon formation of a Joint Venture with respect to any Mineral Entitlement, the role of the Committee with respect to such Mineral Entitlement will be transferred to the Committee established pursuant to Section 12.7.

                                   ARTICLE 8
                          FUNDING OF HOLDING VEHICLES

8.1   Funding Before FX Election
Homestake shall bear 100% of the cost of funding all exploration and development of the property covered by each Mineral Entitlement through such time as FX makes the election required by Section 7.7. Such funding may be by way of Loans.

8.2   Funding After FX Election

(a) In the event that FX elects or is deemed to have elected to receive a Distributive Interest pursuant to Sections 7.7(d), 7.7(e), or 7.7(f) with respect to a Mineral Entitlement, FX shall have no obligation to provide any funding to the Holding Vehicle holding such Mineral Entitlement including but not limited to funding for the construction of the mine as to which FX's election pertained.

(b) In the event that FX elects a 25% Ownership Interest in a Mineral Entitlement as provided in Section 7.7(c), FX covenants to thereafter make available to the Holding Vehicle holding such Mineral Entitlement, in proportion to such 25% Ownership Interest, (i) the funds required for construction of the mine as to which FX's election pertained and (ii) such other funding as may from time to time be required for the maintenance, development, construction, mining, and reclamation of the property covered by such Mineral Entitlement, all in accordance with Articles 9, 10, and 11 and the other provisions of this Agreement. Unless the Parties agree otherwise, such funding shall be provided by the Parties or their respective Affiliates by way of Loans evidenced by promissory notes substantially in the form attached hereto as Exhibit E.

                                   ARTICLE 9
       FORMATION OF JOINT VENTURES; INITIAL INTERESTS AND CONTRIBUTIONS:
             MODIFICATION OF JOINT VENTURE AND OWNERSHIP, INTERESTS

9.1   Creation of Joint Ventures: Initial Interests and Contributions

(a) Upon every election by FX pursuant to Section 7.7(c), the Parties shall automatically associate themselves into an unincorporated joint venture pursuant to the terms and conditions of this Agreement with respect to the Mineral Entitlement(s) as to which FX makes such election(s) and the Holding Vehicle holding such Mineral Entitlement(s) (each such joint venture being a "Joint Venture"). The purpose of each such Joint Venture shall be to manage, operate, and otherwise conduct the Business of its related Holding Vehicle and Mineral Entitlement(s) in accordance with the terms of this Agreement.

(b) Upon the date of its formation each of the Parties shall contribute to each Joint Venture that is formed pursuant to this Agreement 100% of its Ownership Interest in the Mineral Entitlement(s) as to which FX has made the related election pursuant to Section 7.7(c) and the Holding Vehicles holding such Mineral Entitlement(s). The initial venture interests of the Parties shall be: Homestake, 75% and FX 25%. The respective Ownership Interests of the Parties shall be held by the Parties pursuant to this Agreement for the benefit of and pursuant to the related Joint Venture.

(c) The initial contribution of each Party to a Joint Venture shall be valued as provided in Section 1.1 under the definition of "Initial Capital Contribution".

(d) In the event that FX makes an election under Section 7.7(c) with respect to Mineral Entitlement(s) held by a Holding Vehicle that also holds other Mineral Entitlement(s), the Parties shall use good faith efforts to cause such Holding Vehicle to convey the Mineral Entitlement(s) as to which FX has made such an election into a different Holding Vehicle so that each Mineral Entitlement as to which FX has made such an election will be the sole asset of the related Joint Venture and Holding Vehicle.

9.2   Changes in Ownership Interests
Following creation of a Joint Venture, a Party's Ownership Interest may thereafter be changed:

(a) upon an election by a Party pursuant to Section 10.6 to contribute less to an adopted Program and Budget than its percentage Ownership Interest; or

(c) in the event of default by a Party in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Party to invoke Section 9.4; or

(d)  transfer of an interest by a Party in accordance with Article 13; or
(e) acquisition of less than all of the Ownership Interest of the other Party, however arising.

9.3   Voluntary Reduction in Ownership Interest
Except with respect to any Program and Budget for the construction of the mine and related facilities which was the basis of FX's election pursuant to Section 7.7(c), a Party may elect, as provided in Section 10.6, to limit its contributions to an adopted Program and Budget to some lesser amount than its respective percentage Ownership Interest or not at all. If a Party elects to contribute to an adopted Program and Budget some lesser amount than its respective Ownership Interest, or not at all, the Ownership Interest of such Party in the related Joint Venture shall be recalculated at the time of election by dividing: (i) the sum of (a) the value of the Party's Initial Capital Contribution to such Joint Venture, plus (b) the total of all of the Party's subsequent contributions to such Joint Venture, plus (c) the amount, if any, such Party elects to contribute to the adopted Program and Budget, less (d) the related Joint Venture's cumulative cash cost of producing any Product previously taken in kind by such Party, by (ii) the sum of (a), (b), and (c) above for all Parties, less (d) above for all Parties; and then (iii) multiplying the result by one hundred. The Ownership Interest of the other Party shall thereupon become the difference between 100% and the recalculated Ownership Interest, provided, however, that in reducing contributions by the cash cost of production as provided in (i)(d) and (ii)(d), the contributions of each Party shall for purposes of any subsequent adjustments under this Section 9.3 be restated in dollars to reflect the existing ratio of the Parties' respective Ownership Interests.

9.4   Default in Making Contributions
The Parties acknowledge that if a Party defaults in making a contribution or meeting a cash call required by an approved Program and Budget for a Joint Venture in respect of which such Party is required to provide funding in accordance with Section 10.5 or has elected, or is deemed to have elected, to provide funding in accordance with Section 10.6 or in repaying a loan made pursuant to Sections 9.4(a) or 11.5, it will be difficult to measure the damages resulting from such default. In the event of such default, as reasonable liquidated damages, the nondefaulting Party may, with respect to any such default not cured within 30 days after notice to the defaulting Party of such default, elect one of the following remedies by giving notice to the defaulting
Party:

(a) Thc non-defaulting Party may advance the defaulted contribution on behalf of the defaulting Party and treat the same, together with any accrued interest, as a demand loan to the defaulting Party bearing interest from the date of the advance at the Prime Rate plus three percent. The failure of the defaulting Party to repay said loan upon demand shall be a material default under this Agreement and shall be subject to the provisions of
     Section 9.3.

(b) The defaulting Party shall be deemed to have withdrawn from the related Joint Venture, Holding Vehicle, and associated Business and to have automatically relinquished its Ownership Interest to the non-defaulting Party. Thereafter the defaulting Party shall have no further interest of any kind with respect to such Holding Vehicle or Mineral Entitlement(s).

(c) Each Party shall grant to the other a lien upon its Ownership Interest and a security interest in all of its rights under the related Holding Company and Mineral Entitlement(s), and any proceeds, distributions, payments or dividends therefrom, to secure every obligation or liability of the Party granting such lien or security interest created under this Agreement, including but not limited to any advance or loan made under this Agreement (whether or not a Loan), including interest thereon, reasonable attorneys fees and all other reasonable costs and expenses incurred in recovering the Loan with interest and in enforcing such lien or security interest, or both.

(d)  A non-defaulting Party may elect the applicable remedy under this Section
     9.4 or, to the extent a Party has a lien or security interest under applicable law, it shall be entitled to such rights and remedies at law and in equity. All such remedies shall be cumulative, and shall be in addition to, and not in substitution of, other remedies available to the non-defaulting Party under Article 23. The election of one or more remedies shall not waive the election of any other remedies. Each Party shall appoint the other its attorney-in-fact to execute, file and record all instruments necessary to perfect or effectuate the provisions hereof

9.5   Elimination of Minority Interest in a Joint Venture
Upon the reduction of a Party's Ownership Interest in and with respect to a Joint Venture (and its related Holding Vehicle and Mineral Entitlement(s)) to less than 10%, such Party shall be deemed to have relinquished in favor of the other Party, the entirety of such Ownership Interest, and thereafter shall have in lieu thereof a contractual royalty of 1% of Net Smelter Returns with respect to the sale of gold and silver and associated metals from the related Mineral Entitlement(s) until such Party has received an amount equal to the aggregate of the defaulting Party's Initial Capital Contribution and subsequent contributions to the related Joint Venture. Upon receipt of such amount such Party shall have no further interest of any kind with respect to such Holding Vehicle or Mineral Entitlement(s).

9.6   Continuing Liabilities Upon Adjustments of Ownership Interests
Any reduction or relinquishment of a Party's Ownership Interest in a Joint Venture under this Article 9 shall not relieve such Party of its share of any liability, whether it accrues before or after such reduction or relinquishment, arising out of operations of the related Joint Venture and Mineral Entitlement(s) conducted prior to such reduction or relinquishment, including but not limited to its proportionate share of the cost of remediation, reclamation, and long-term care and monitoring of properties related to Mineral Entitlements. For purposes of this Article 9, such Party's share of such liability shall be equal to its related Ownership Interest at the time such liability was incurred. The increased Ownership Interest accruing to a Party as a result of the reduction or relinquishment of the other Party's Ownership Interest shall be free of royalties, liens or other Encumbrances arising by, through or under such other Party, other than those existing at the time of the execution of this Agreement or those to which both Parties have given their written consent. An adjustment to an Ownership Interest shall be reflected, to the extent necessary, in the relevant Articles and other documents, and either Party, at any time upon the request of the other Party, shall execute and acknowledge instruments necessary to evidence such adjustment.

9.7   Subordination of Interests
Each Party shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Ownership Interest to any secured borrowings for activities or operations approved by the Management Committee, including any secured borrowings relating to project financing, and any modifications or renewals thereof

                                   ARTICLE 10
                              PROGRAMS AND BUDGETS

10.1  Applicability
The provisions of this Article 10 shall apply only to Joint Ventures created pursuant to this Agreement.

10.2  Joint Venture Operator
Homestake shall be the engaged as the Operator of each Joint Venture. As Operator, Homestake or its Affiliate shall be responsible for conducting the Business of each Holding Vehicle, for exploring, developing, exploiting and marketing the products thereof, and for carrying out such other matters related thereto on substantially the same terms and conditions and with substantially the same powers and duties as are customarily granted to or exercised by joint venture operators of like properties in the United States. Such responsibilities shall include the right, duty and authority to carry out those matters set forth in Exhibit H on the terms and conditions and for the compensation contained therein, subject to the contrary directions of a majority in interest of the partners of a Holding Vehicle that is a partnership (or a majority of the board of directors of any Holding Vehicle that is a limited liability company) holding the relevant Mineral Entitlement acting in conformity with decisions of the Management Committee.

10.3  Presentation of Programs and Budgets
Proposed Programs and Budgets for each Joint Venture shall be prepared by the Operator for a period of one year or any longer period and presented to the Management Committee for adoption. Each Program and Budget shall consist of a plan of operations and a budget therefor with a description in reasonable detail of the operations and activities to be accomplished by such Joint Venture in the period covered. Each adopted Program and Budget, regardless of length, shall be reviewed at least once each year by the Management Committee. During the period covered by any Program and Budget, and at least three months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Operator and submitted to the Parties and the Management Committee.

10.4  Review and Approval of Proposed Programs and Budgets
Within 30 days after submission of a proposed Program and Budget with respect to any Holding Vehicle, each Party shall submit to the Management Committee:

(a)  notice that such Party approves the proposed Program and Budget; or

(b)  proposed modifications to the proposed Program and Budget.

If a Party fails to give either of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by such Party of the Program and Budget as proposed. If a Party makes a timely submission to the Management Committee pursuant to Section 10.4(b), the Management Committee shall consider and discuss such proposed modifications in good faith. In the event the Management Committee is unable to reach a consensus with respect to such proposed modifications within 30 days after the submission of the proposed modifications, the Management Committee shall vote on the Program and Budget as proposed by the Operator.

10.5  Obligation to Contribute to Construction Program and Budget
A Party shall be obligated to provide funds in accordance with its respective Ownership Interest in compliance with all Programs and Budgets adopted by the Management Committee implementing the construction of the mine and related facilities which were the basis of the election by FX pursuant to Section 7.7(c) resulting in the formation of the related Joint Venture. Failure to meet a cash call, or to otherwise provide funding in accordance with this Agreement, in accordance with such Program and Budget shall be a material breach of this Agreement.

10.6  Elections With Respect to Contributions
Except for Programs and Budgets adopted by the Management Committee to implement the construction of the mine and related facilities which were the basis of the election by FX pursuant to Section 7.7(c) resulting in the formation of the related Joint Venture, a Party may, by notice to the Management Committee within 20 days after the final vote of the Management Committee adopting a Program and Budget, elect to contribute to an adopted Program and Budget some lesser amount than its respective Ownership Interest, or not at all, in which case its Ownership Interest in the related Joint Venture shall be reduced as provided in
Section 9.3. If a Party fails to so notify the Management Committee, the Party shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Ownership Interest in the related Joint Venture as of the beginning of the period covered by the Program and Budget, and failure to provide funding accordingly shall be a material breach of this Agreement.

10.7  Failure to Approve Proposed Programs and Budgets
If the Management Committee fails to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, the Operator may continue to operate the Business of the related Joint Venture and Holding Vehicle at the same budgetary level applicable to the previous budget period.

10.8  Budget Overruns; Program Changes
The Operator shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Operator's expenditures exceed those set forth in an adopted Program and Budget by more than 15%, then the excess over 15%, unless directly caused by an emergency or unexpected expenditure made pursuant to Section 10.9 or unless otherwise authorized by the Management Committee, shall be for the sole account of the Operator and such excess shall not be included in the calculation of the Ownership Interests. Budget overruns of 15% or less shall be borne by the Parties in proportion to their respective Ownership Interests as of the time the overrun occurs.

10.9  Emergency or Unexpected Expenditures
In case of emergency, the Operator may take any reasonable action it deems necessary to protect life, limb or property, to protect the assets of the Holding Vehicle or to comply with law or government regulation. The Operator may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of the standard of care specified in Section II of Exhibit H. The Operator shall promptly notify the Parties of the emergency or unexpected expenditure, and the Operator shall be reimbursed for all resulting costs by the Parties in proportion to their respective Ownership Interests in the related Joint Venture at the time the emergency or unexpected expenditures are incurred.

                                   ARTICLE 11
                            ACCOUNTS AND SETTLEMENTS

11.1  Applicability
The provisions of this Article 12 shall apply only to Joint Ventures created pursuant to this Agreement.

11.2  Accounting Procedures

(a) The accounts of each Holding Vehicle shall be maintained by the Operator in accordance with the procedures set forth in this Agreement and in
     Exhibit I, and otherwise in accordance with applicable law.

(b) The Operator shall maintain separate accounts with respect to each Mineral Entitlement as to which FX has made an election pursuant to Section 7.7(c). In the event that one Joint Venture controls or holds more than one Holding Vehicle or Mineral Entitlement, such accounts shall be further separated or subdivided by Holding Vehicle and by Mineral Entitlement.

11.3  Monthly Statements
The Operator shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail charges and credits to the accounts and subaccounts in respect of each Holding Vehicle and Mineral Entitlement subject to a Joint Venture during the preceding month.

11.4  Cash Calls
On the basis of a Program and Budget approved pursuant to Section 10.4, the Operator shall submit to each Party holding an Ownership Interest, prior to the last day of each month, a billing for estimated cash requirements for the next 60 days. Within 10 days after receipt of each billing, each such Party shall advance to the Operator its proportionate share of the estimated amount in proportion to its Ownership Interest. Time is of the essence of payment of such billings. The Operator shall have the right, but not the obligation, to maintain working capital in such amounts reasonable to pay disbursements of the related Joint Venture for up to ninety days as may be reasonably estimated by the Operator, provided, however, that amounts held by Operator in the reclamation fund provided for in Section III of Exhibit H shall not be deemed to be working capital for purposes of such determination. All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts, if practicable.

11.5  Failure to Meet Cash Calls
A Party that fails to meet cash calls in the amount and at the times specified in Section 11.4 shall be in default of this Agreement, and the amounts of the defaulted cash call shall be treated as a loan and bear interest from the date due at an annual rate equal to three percentage points over the Prime Rate, but in no event shall said rate of interest exceed the maximum permitted by law. The non-defaulting Party shall have those rights, remedies and elections specified in Section 9.4 in addition to those specified in Article 23.

11.6  Audits
With respect to any Joint Venture, upon request made by any Party within 24 months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within 24 months after the end of such period), the Operator shall order an audit of the accounting and financial records for such calendar year (or other accounting period). All written exceptions to and claims upon the Operator for discrepancies disclosed by such audit shall be made not more than 3 months after receipt of the audit report. Failure to make any such exception or claim within the 3 month period shall mean the audit is correct and binding upon the Parties. The audits shall be conducted by an independent firm of certified public accountants of recognized international standing selected by the Operator, unless otherwise agreed by the Management Committee, and shall be charged to the account of the Holding Vehicle audited.

                                   ARTICLE 12
                           MANAGEMENT OF THE BUSINESS

12.1   Applicability and Intent

(a) The provisions of this Article 12 shall apply only to Joint Ventures created pursuant to this Agreement.

(b) Decisions affecting a Joint Venture shall be made by the Management Committee unless previously delegated to the Operator. Accordingly, each of the Parties agrees to cause each Holding Vehicle to refrain from taking any action reserved for decision by the Management Committee and to cause each such Holding Vehicle to comply promptly with any decision made by the Management Committee.

12.2  Organization and Composition of Management Committee
One Management Committee shall be established by the Parties with respect to all Joint Ventures created pursuant to this Agreement. The Management Committee shall consist of a total of four members, with three members appointed by Homestake (one of whom shall be designated Chairman) and one by FX. Each Party may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by notice to the other Party.

12.3  Decisions of Management Committee

(a) Each member of the Management Committee shall have one vote; provided that the vote of any member or members appointed by Homestake not present at a meeting may be cast by another member representing Homestake who is present at such meeting.

(b) Unless otherwise provided in this Agreement, a simple majority of votes shall determine the decisions of the Management Committee.

12.4  Meetings of Management Committee
The Management Committee shall hold regular meetings at least annually in San Francisco, California, or at other mutually agreed places. The Chairman of the Management Committee shall give not less than 20 days notice to FX of such regular meetings. Additionally, either Party may call a special meeting upon 10 days notice to the other. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Party is present. Each notice of a meeting shall include an itemized agenda prepared by the Chairman in the case of a regular meeting, or by the Party calling the meeting in the case of a special meeting, but any matters may be considered with the consent of both Panties. One member present at any meeting shall be designated to prepare minutes of such meeting and shall distribute copies of such minutes to the Parties within 30 days after the meeting. The minutes, when signed by both Parties, shall be the official record of the decisions made by the Management Committee and shall be binding on the Operator and the Parties with respect to the related Joint Venture. If personnel employed in operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a cost of the related Joint Venture. All other costs shall be paid by the Parties individually.

12.5  Action Without Meeting
In lieu of physical meetings, the Management Committee may hold telephone meetings, so long as all decisions are promptly confirmed in writing by the Parties.

12.6  Matters Requiring Approval of Management Committee

(a) Except as otherwise expressly delegated to the Operator pursuant to this Agreement, the Management Committee shall have exclusive authority to determine overall policies, objectives, procedures, methods and actions under this Agreement with respect to any Joint Venture and the assets held or controlled by and through such Joint Venture.

(b) Decisions on the following matters with respect to any Joint Venture and the assets held or controlled by and through such Joint Venture shall require a unanimous vote of the Management Committee:

     (i) the borrowing of money by a Joint Venture or a Holding Vehicle except in the ordinary course of business;

     (ii) the mortgage, pledge or grant of security of the Mineral Entitlements or the facilities of a Holding Vehicle except as required in the ordinary course of such Holding Vehicle's business;

     (iii) the sale, assignment or abandonment of any interest in the Mineral Entitlements or the facilities of a Holding Vehicle;

     (iv) the appointment or removal of the independent auditors of a Holding Vehicle;

     (v) the sale or other disposition of any asset of such Holding Vehicle with a fair market value reasonable estimated to be in excess of US $1,000,000;

     (vi) the sale of all or substantially all of the assets of a Holding Vehicle; and

     (vii) except for contracts engaging Homestake as Operator, approval of any contract or series of related contracts or other dealings between a Joint Venture or its Holding Vehicle on the one hand, and FX Homestake or an Affiliate of either of them on the other hand.

The Parties shall use their respective rights and powers as shareholders or partners in the Holding Vehicles and otherwise to ensure, so far as they are legally able, that decisions of the Management Committee with respect to any of the matters specified in this Section 12.6 shall be implemented by each Holding Vehicle affected thereby.

12.7  Mining Technical Committee
With respect to each Joint Venture and the assets held or controlled by and through such Joint Venture, the Parties will create a technical committee (the "Mining Technical Committee") which will have regular access to all data and technical reports with respect to the mining of the properties subject to the related Mineral Entitlement(s). Each Party will appoint one member to the Exploration Technical Committee. The Mining Technical Committee will have the opportunity to review and make suggestions to the Operator with respect to the construction and operation of the relevant mine.

12 8  General Meetings of Limited Liability Company Holding Vehicles

(a) In the case of a Holding Vehicle which is a limited liability company, general meetings that require formal decisions by shareholders shall take place in accordance with the applicable provisions of the relevant Articles which shall provide that:

     (i) a quorum shall be one (1) duly authorized representative or alternate of the Homestake shareholder and one (1) duly authorized representative or alternate of the FX shareholder,

     (ii) the notice of meeting shall (unless otherwise agreed by each of the shareholders) set out an agenda identifying in reasonable detail the matters to be discussed and shall be agreed to by the shareholders by way of facsimile; and

     (iii) no matter shall be considered, nor shall any decision be taken, with respect to a matter reserved for the Management Committee under this Agreement, unless such matter already has been the subject of a Management Committee decision, and then only in accordance with such decision.

(b) Any matters requiring a general meeting of or approval by the shareholders under Polish law but not covered by this Agreement, shay be dealt with in accordance with the Articles. General meetings shall take place in Warsaw, Poland unless otherwise agreed.

12.9  Decisions of Commercial Partnership Holding Vehicles
Matters reserved by this Agreement for the Management Committee pursuant to
Section 12.6 that require a formal decisions by a Holding Vehicle which is a partnership shall be dealt with in accordance with the relevant Articles and this Agreement. No matter shall be considered, nor shall any decision taken, by taken by any such Holding Vehicle with respect to a matter reserved for the Management Committee unless such matter has been the subject of a Management Committee decision, ant then only in accordance with such decision.

                                   ARTICLE 13
                      ASSIGNMENT AND TRANSFER OF INTERESTS

13.1  General Restrictions

(a) Other than in accordance with this Article 13, FX shall not (i) assign or transfer any or all of its interest in this Agreement, the association created by Article 3, any Holding Vehicle, any Mineral Entitlement, any Joint Venture or Ownership Interest created pursuant to this Agreement (collectively "Restricted Interests"), (ii) grant, declare, create or otherwise dispose of any right or interest in any or all of its Restricted Interests; or (iii) create or permit to exist any pledge, lien, charge (whether fixed or floating) or other Encumbrance over any or all of its Restricted Interests.

(b) Notwithstanding any other provisions of this Article 13, no assignment or transfer of a Restricted Interest, or any other right or obligation under this Agreement, shall be permitted by either Party under any circumstances if, in the reasonable opinion of the non transferring Party, such transfer will in any way jeopardize usufructs, concessions or rights related to any Mineral Entitlements held by any Holding Vehicle.

(c) Without the express written consent of Homestake, which may be withheld, no transfer by FX of any Restricted Interest shall convey any rights or obligations of FX hereunder with respect to the association contemplated by
     Article 3.

13.2  Transfers by FX to Affiliates
FX shall be entitled, at any time, to transfer any of its Restricted Interests to any Affiliate, provided that such Affiliate first agrees in writing for the benefit of Homestake to be bound by the provisions of this Agreement (including this Article 13) and, further, that if such Affiliate ceases, at any time, to be an Affiliate of FX such Affiliate shall have transferred all of the Restricted Interests back to such Party prior to ceasing to be an Affiliate.

13.3  Transfers by FX to non-Affiliates
Subject to Homestake's right of first refusal as provided in Section 13.4, FX shall be entitled to transfer any Restricted Interest to a third party with the prior consent in writing of Homestake, such consent not to be withheld (except any rights or obligations of FX hereunder with respect to the association contemplated by Article 3) in the event the proposed third party transferee is, in the discretion of Homestake (acting reasonably), financially able to carry out the financial obligations and assume the obligations and financial liabilities which are to be assigned to such third party transferee in accordance with Sections 13.5 and 13.6.

13.4  Right of First Refusal With Respect to Transfer of FX Interest

(a) Subject to the provisions of Sections 13.1,13.2 and 13.3, FX may at any time assign or transfer all (but not less than all) of its Restricted Interests to a third party purchaser (the "Third Party Purchaser") provided that FX shall first give to Homestake notice in writing of a written offer (and a copy thereof) from the proposed Third Party Purchaser to purchase FX's Restricted Interests (a "Transfer Notice") and a copy of FX's contract with the proposed Third Party Purchaser (the "Sale Contract"). Every such Sale Contract shall be conditional on Homestake not exercising its right of first refusal contained herein to purchase FX's Ownership Interest and must also set forth:

     (i) the selling price for the Restricted Interest denominated in US dollars;

     (ii) all the provisions of payment for the Restricted Interest;

     (iii) an enforceable undertaking by the Third Party Purchaser to comply with each of the conditions set forth in Section 13.5; and,

     (iv) all the other terms and conditions relating to the sale of the Restricted Interest.

(b) On receipt of a Transfer Notice and a copy of the Sale Contract, Homestake shall have the right of first refusal pursuant to which it may purchase all (but not less than all) of FX's Restricted Interest at the selling price specified in the Sale Contract by giving written notice to FX within thirty
     (30) days of receipt of the Transfer Notice and a copy of the Sale Contract (the "Acceptance Period").

(c) Homestake shall become bound (subject only to any necessary approvals of any competent regulatory authorities) to purchase FX's Restricted Interest on giving written notice to FX of its intent to exercise its rights under
     Section 13.4(b). In such event, Homestake shall purchase FX's Restricted Interest at the US dollar selling price and otherwise on the same terms and conditions set out in the Sale Contract. Completion of the sale and purchase of the Restricted Interest shall take place within thirty (30) days after the giving of such notice or, if later, the receipt of all necessary approvals of any competent regulatory authorities.

 (d) If Homestake does not exercise, in relation to a Transfer Notice and a Sale Contract, its right of first refusal under Section 13.4(b), FX shall (subject to Section 13.5) be entitled in the ninety (90) days following such non-exercise (or such longer period as may reasonably be required to obtain any necessary approvals of any competent regulatory authorities) to transfer the Restricted Interest to the Third Party Purchaser at the US dollar selling price and on the other terms and conditions specified in the Sale Contract. If the Restricted Interest is not so sold in that period the provisions of this Section 13.4 shall again apply.

13.5 Conditions on Transfer of FX Ownership Interest to Third Party Purchaser Completion of any assignment or transfer of a Restricted Interest by FX to a Third Party Purchaser shall be subject to the conditions that:

(a) the Third Party Purchaser shall first have entered into an agreement with and for the benefit of Homestake whereby it agrees to be bound (in form reasonably satisfactory to Homestake) by provisions substantially the same as the provisions of this Agreement and the Exhibits hereto, including, in the event that the Restricted Interest sold is an Ownership Interest, the obligation to provide funding to the related Holding Vehicle on the terms and conditions as set forth in this Agreement;

(b) any Loans, borrowings and other indebtedness owing at that time to FX and any of its Affiliates from a Holding Vehicle(s) in respect of which the Restricted Interest is being sold, shall first have been assigned to and accepted by such Third Party Purchaser; and

(c) the Third Party Purchaser shall first have assumed the obligations and liabilities of FX under any financings, guarantees and/or indemnities to third parties in relation to the Business(es) of such Holding Vehicle(s), provided that any such assumption shall be without prejudice to any right of Homestake to receive a contribution from FX for its proportion of any liabilities attributable to or arising in respect of the period during which FX and/or its Affiliates held the Restricted Interests being sold.

13.6  Transfers By FX to Secure Financing for Mineral Entitlements

(a) Notwithstanding any other provision of this Article, FX may make an assignment or transfer that is a grant of a security interest by mortgage, deed of trust, pledge, lien or other Encumbrance of any Restricted Interest in order to secure a loan or other indebtedness of FX in connection with the financing of FX's proportionate share of funding for construction of a mine on a Mineral Entitlement as to which FX has made an election pursuant to Section 7.7(c) ("Financing Transfer"). Each Financing Transfer shall be expressly subordinate to the terms of this Agreement and the rights and interests of Homestake hereunder and shall provide that upon any foreclosure, judicial sale, or other enforcement of rights resulting in or intended to result in acquisition of a Restricted Interest by any third party (including the original holder of the security interest), such acquiring third party shall (i) comply with the provisions of Section 13.5(a), (b), and (c) and (ii) otherwise assume the position of FX with respect to this Agreement and Homestake, including but not limited to FX's continuing obligation to bring current any past default by FX in advancing or otherwise providing FX's proportionate share of funds required under this Agreement.

(b) The right of first refusal granted to Homestake pursuant to Section 13.4 shall not apply to the creation of any Financing Transfer but shall apply to any assignment or transfer of a Restricted Interest by way of foreclosure, judicial sale, or other enforcement of the security interest created in connection with a Financing Transfer.

13.7  Continuing Liability of Party Transferring a Restricted Interest
A Party which sells a Restricted Interest to a Third Party Purchaser shall remain liable for its proportionate share of all the liabilities and obligations of the Holding Vehicle(s) and Mineral Entitlements in respect of which the Restricted Interest is being sold and which arose at any time prior to such sale.

13.8  Transfers of Distributive Interests by FX
In the event FX desires to transfer or assign a Distributive Interest or a right to payment under Section 6(a), it shall first offer such interest or right to Homestake by written notice. Within ten days following receipt of such notice, Homestake shall indicate to FX whether Homestake desires to acquire such Distributive Interest or right to payment. If Homestake desires to do so, the Parties shall negotiate in good faith to effect such acquisition. In the event Homestake does not desire to do so, or the Parties do not reach agreement within 75 days following the receipt of such notice, FX shall be free to assign or otherwise transfer such Distributive Interest for 90 days, after which period the provisions of this Section shall again apply.

13.9  Parties to Implement Transfers
The Parties undertake to cause the respective Holding Vehicle(s) to give their approval, in accordance with the Articles, to any transfer of Restricted Interests permitted by this Article 13.

                                   ARTICLE 14
               WARRANTIES AND RELATED COVENANTS OF FX AND SUDETY


14.1  Warranties of FX and Sudety
FX warrants the following to Homestake:

(a) FX has good title, free from Encumbrances, to all of the shares in the capital of Sudety and each Affiliate that is a partner in a partnership holding one of the usufructs constituting the Permian Prospect.

(b) No person or entity has any right, actual or contingent, to call at any time for the allotment, issue, sale or transfer of any share or loan of capital of Sudety.

(c) FX has the requisite power and authority to enter into and perform this Agreement and the transactions and other acts contemplated hereby.

(d) When duly executed, this Agreement and the other agreements contemplated hereby will constitute binding obligations of FX enforceable against FX in accordance with their respective terms and conditions.

(e) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby will not (i) result in a breach of any provision of the articles of incorporation or other organic documents or by laws of FX or Sudety or any Affiliate of FX that is a partner in a partnership holding one of the usufructs constituting the Permian Prospect;
     (ii) result immediately or with the passage of time in any breach of or constitute a default under, any instrument, agreement, authorization, or entitlement to which FX or Sudety or any Affiliate of FX that is a partner in a partnership holding one of the usufructs constituting the Permian Prospect is a Party or by which FX or Sudety or any such affiliate is bound, including but not limited to the Sudety Prospect and the Permian Prospect; (iii) result immediately or with the passage of time in a breach of any order, judgment, or decree of any court or governmental agency to which FX or Sudety or any Affiliate of FX that is a partner in a partnership holding one of the usufructs constituting the Permian Prospect is a Party or by which FX or Sudety or such Affiliate is bound; or (iv) require the consent of the shareholders of FX, Sudety or any Affiliate of FX that is a partner in a partnership holding one of the usufructs constituting the Permian Prospect or of any third party.

(f) The Sudety Prospect is held exclusively by Sudety and grants the right to Sudety to explore for gold as set forth therein and is not the subject of any Encumbrance, agreement (written or oral), royalty or undertaking to pay on deferred terms or any similar agreement or undertaking not preciously disclosed to Homestake in writing, excluding such payments and fees as may be required to be paid to the Republic of Poland or its political subdivisions in accordance with the terms of the Sudety Prospect or as may be otherwise required by Polish law.

(g) Within 30 days following the Effective Date, FX and Sudety will have delivered to Homestake all books, records, data, usufructs, concessions, agreements and information (including all geological and geophysical data) concerning the Sudety Prospect and the Permian Prospect held by FX or Sudety or in the possession or control of their Affiliates.

(h) There are no litigation, arbitration, or administrative proceedings relating to FX Sudety or an FX Affiliate that is a partner in a partnership holding one of the usufructs constituting the Permian Prospect, or the properties or Mineral Entitlements controlled by them, including but not limited to the Sudety Prospect and the Permian Prospect, in progress, threatened, or pending; nor are there any circumstances known to FX which are likely to give rise to any such proceedings. Neither FX nor Sudety nor any Affiliate of FX which is a partner in a partnership holding one of the usufructs constituting the Permian Prospect is subject to any unsatisfied order or judgment given by any court or governmental agency or to any undertaking or assurance given to any court or governmental agency which is still in force.

(i) Sudety has complied in all respects with all requirements imposed by any applicable mining, environmental, health and safety laws in Poland and has incurred no liabilities as a result of any breach of any such requirements. There are no circumstances known to FX likely to give rise to a third party claim or render any of the usufructs or concessions constituting the Sudety Prospect, or any of the usufructs constituting the Permian Prospect unusable or subject to an order for decontamination or a similar procedure.

(j) FX and Sudety have in all other respects complied with the laws of Poland and with respect to all activities in and in respect of Poland have complied with the United States Foreign Corrupt Practices Act (15 U.S.C. Sections 78dd-1 et seq.).

(k) Each of the Mineral Entitlements, including the Sudety Prospect and the Permian Prospect, are in good standing and are valid and enforceable in accordance with their terms and conditions. There is no violation or default by Sudety or any other Affiliate of FX with respect to any statute, regulation order, decree, or judgment of any court (whether of Poland or any other applicable jurisdiction) which may have an adverse effect on the implementation of the transactions contemplated under this Agreement or the carrying out of exploration pursuant to the terms of any of the Mineral Entitlements.

(1) The most recent unaudited balance sheet of Sudety are attached hereto as Exhibit J. All material liabilities of Sudety are shown in such balance sheet[s] and there have been no material adverse changes in the financial position of Sudety or the condition of its assets since the date thereof.

14.2  Continuing Nature of Warranties
FX represents and warrants to Homestake that each of the Warranties is true and accurate in all respects at the Effective Date and will continue to be true and accurate in all respects up to and through the conveyance contemplated by
Section 7.1 and the amendments and conveyances contemplated by Section 7.2.

14.3  Assurances as to Warranties
FX shall perform, and shall cause Sudety and any Affiliate that is a partner in a partnership holding one of the usufructs constituting the Permian Prospect to perform, all acts which are necessary to avoid the breach of any of the Warranties at any time up to and including the time of the conveyances contemplated by Section 7.1 and the amendments and conveyances contemplated by
Section 7.2.

14.4  Reliance on Warranties
FX acknowledges that Homestake is entering into this Agreement in reliance upon each of the Warranties.

14.5  Warranties independent
Each of the Warranties shall be construed as a separate and independent warranty and (unless expressly provided to the contrary) will not be limited or restricted by reference to or inference from the teens of any other Warranty or any other term of this Agreement.

14.6  Covenants of FX

(a) FX covenants that FX and its Affiliates shall disclose in writing to Homestake anything which is or may constitute a breach of or be inconsistent with any of the Warranties immediately after it comes to its or their notice at any time during the term of this Agreement whether before or after the conveyances contemplated by Section 7.1 and the amendments and conveyances contemplated by Section 7.2.

(b) FX covenants that until the conveyances contemplated by Section 7. l are effected, FX will keep the capital stock of Sudety, and that until the amendments and conveyances contemplated by Section 7.2 are effected, FX will keep the stock of any FX Affiliate which is partner in a partnership holding one of the usufructs constituting the Permian Prospect, free and clear from all Encumbrances.

14.7  Remedies for Breach of Warranties
Homestake's remedies in respect of a breach of the Warranties include those set out in Section 23.3.

                                   ARTICLE 15
                                CONFIDENTIALITY

15.1  Covenant With Respect to Confidential Information
Each Party covenants to the other that it shall use all reasonable efforts to keep confidential (and to ensure that its directors, officers, employees, agents and other advisers keep confidential) all data, reports, records and other information relating to this Agreement, and any information proprietary to such other Party or to one or more Holding Vehicles in relation to the Mineral Entitlements and the Business which such Party may have or acquire in consequence of being a joint venturer, partner or shareholder or by virtue of the exercise of its rights or performance of its obligations hereunder ("Confidential Information").

15.2  Exceptions
The obligation of confidentiality under Section 15.1 shall not apply to:

(a) the disclosure of information to a Party's directors, officers, advisors and shareholders on a "need to know" basis or where such disclosure is otherwise necessary to effect the purposes of this Agreement;

(b) the disclosure of information to the extent required to be disclosed by law, by any stock exchange on which the stock of either Party or any of its Affiliates trades, or by any binding judgment, order or requirement of any court, arbitration panel or other competent authority;

(c) the disclosure of information to any tax authority to the extent reasonably required in connection with the tax affairs of a Party and any of its Affiliates;

(d) information which is or becomes within the public domain (otherwise than as a result of a breach of this Article 15); the disclosure of information (i) in connection with prospective financing relating to the construction of a mine on one or more Mineral Entitlements, and (ii) to prospective purchasers of an interest under this Agreement who enter into a confidentiality agreement with such Party for the benefit of the other Party containing substantially the same terms as this Article 1S; or (f)in connection with any dispute or enforcement action arising out of or related to this Agreement or any of the Holding Vehicles or Mineral Entitlements.

15.3  Return of Confidential Information
If at any time after an election by FX pursuant to Section 7.7, either Homestake or FX no longer holds an Ownership Interest in any particular Holding Vehicle, the Party continuing to hold any such interest may demand in writing from the other the return of its Confidential Information relating thereto by notice in writing whereupon the other shall (and shall ensure that their directors, officers, employees, agents, and any other advisers shall) return to the Party continuing to hold such an Ownership Interest or destroy all documents containing Confidential Information in its possession or the possession of its Affiliates; provided, however, that each Party may retain one copy of such Confidential Information as is necessary to evidence its compliance with the terms of this Agreement, to determine and evidence the accuracy of their books and records (including tax records), for use in connection with any dispute, arbitration or litigation concerning this Agreement and to otherwise comply with all laws and regulations. Each Party covenants to the other that it shall use reasonable efforts to keep confidential (and to ensure that its directors, officers, employees, agents and other advisers keep confidential) any information proprietary to any Holding Vehicle.

15.4  Duty to Bind Others to Confidentiality
Each Party shall inform (and shall be responsible to the other Party for) its directors, officers, employees, agents and any professional or other advisers to whom it provides Confidential Information of the obligation contained in this Agreement and shall ensure that they keep such information confidential and do not disclose it to any third party except in accordance with the terms of this Agreement.

15.5  Survival of Confidentiality Obligation
The provisions of this Article 15 shall survive any termination of this Agreement with respect to any particular Holding Vehicle or Mineral Entitlement for a period of two (2) years after its termination with respect thereto.

15.6  Applicability of Section
In the event that FX elects a Distributive Interest with respect to one or more Mineral Entitlements, Homestake shall have no further obligation arising under this Section with respect to such Mineral Entitlements.


                                   ARTICLE 16
                                 ANNOUNCEMENTS

Each Party shall be free to issue press releases and make public announcements with respect to this Agreement or the transactions contemplated by it but before doing so shall afford the other a reasonable opportunity to review and comment on them. Neither Party shall issue any release or announcement that includes the name of the other without receiving the other's written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that FX elects a Distributive Interest with respect to one or more Mineral Entitlements, Homestake shall have no further obligation arising under this Section with respect to such Mineral Entitlements.

                                   ARTICLE 17
                                   ASSURANCES

17.1  Undertaking to Observe Agreements
Each Party undertakes with the other that (so far as it is legally able) it will exercise all rights and powers, direct and indirect, available to it in relation to any so as to ensure the complete and punctual fulfillment, observance and performance of the provisions, the purposes of this Agreement, and the conveyances and adjustments of interests and other matters arising out of this Agreement and the Subsidiary Agreements.

17.2  Affiliates to Observe Agreements
Each Party shall ensure the performance by its Affiliates of all obligations under this Agreement and the Subordinate Agreements (whether as shareholders, partners, joint venturers or otherwise) and of all obligations under any agreement entered into by any of its Affiliates pursuant to this Agreement. The liability of a Party under this Section l 7.2 shall not be discharged or impaired by any amendment to or variation of this Agreement, any release of or granting of time or other indulgence to any Affiliate or any third party, or any other act, event or omission which but for this provision would operate to impair or discharge the liability of such Party under this Section 17.2.

                                   ARTICLE 18

This Article intentionally left blank.


                                   ARTICLE 19
              DEALINGS BETWEEN THE HOLDING VEHICLE AND THE PARTIES

Except for any contract engaging Homestake as Operator, any contracts or other dealings between a Joint Venture or any Holding Vehicle on the one hand, and FX Homestake or an Affiliate of either of them on the other hand, in respect of the supply of services, products or components, shall be made on arm's length terms and conditions. Subject the approval of the Management Committee, a Joint Venture or any Holding Vehicle shall be free to source from a third party as it may determine to be in the best interests of its Business.

                                   ARTICLE 20
                              DISTRIBUTION POLICY

With respect to any Holding Vehicle, for so long as more than one Party holds an Ownership Interest therein, each Party holding an Ownership Interest (but not a Distributive Interest) shall be entitled to receive, in respect of any dividends or distributions made by such Holding Vehicle, a proportion thereof equal to its then Ownership Interest; provided, however, that any funds available after paying the costs of the Business shall, before payment of such dividends or distributions, be applied in repaying any Loans then due, in setting aside working capital and in funding the reclamation fund provided for in Section III of Exhibit H.

                                   ARTICLE 21
                                  TAX MATTERS

21.1  Cooperation
The Parties agree to the general principle that they will cooperate, and will cause their Affiliates and the Joint Ventures and Holding Vehicles to cooperate, in taking all measures reasonably appropriate to ensure that the Joint Ventures and the Holding Vehicles are run in a tax efficient manner, including but not limited to the filing by the Operator on behalf of the Parties of such elections and notifications under US and Polish law necessary or useful to ensure that the Parties are separately responsible for taxes measured by sales revenue or net income.

21.2  Tax Information
Each Party will keep the other Party informed of any fact, matter or thing of which it becomes aware which might reasonably be expected to be of material concern in relation to the tax affairs of one or more of the Holding Vehicles (other than information about changes in law or published practice which is generally available).

                                   ARTICLE 22
                                  INFORMATION

22.1  Access to Information
Each Party holding an Ownership Interest in a Holding Vehicle shall be entitled upon reasonable prior notice to examine the books, records and accounts to be kept by such Holding Vehicle or its Operator and to be provided with all information reasonably required to keep it properly informed about such Holding Vehicle's Business. Each Party holding a Distributive Interest shall be entitled to the audit rights available to such holder as respectively provided in Exhibit F and Exhibit G.

22.2  Audited Accounts and Business Plans
Prior to the election of FX required by Section 7.7, FX and Homestake each shall be provided with copies of: (i) annual accounts for each Holding Vehicle (complying with all relevant legal requirements and audited if require by law or deemed appropriate by the Operator); and, (ii) not later than November 1 5th of each year, a business plan itemizing estimated operating and capital costs for the succeeding year of such Holding Vehicle's operation. After the election by FX required by Section 7.7, only those Parties holding an Ownership Interest in the Holding Vehicle which holds the Mineral Entitlement in respect of which FX has made such election shall be entitled to such copies in respect of such Holding Vehicle.

                                   ARTICLE 23
                          BREACH AND INSOLVENCY EVENTS


23.1  Notice of Breach
If a Party (the "Defaulting Party") commits a breach of any of the provisions of this Agreement, the other Party may serve notice upon the Defaulting Party specifying such breach (the "Breach") and requiring the Defaulting Party immediately to cease the Breach and to cure within ninety (90) days the results of the Breach. Any such cure shall not affect the other Party's right subsequently to damages or other compensation under applicable law for the Breach or, where appropriate, to seek the remedy of an injunction, specific performance or similar court order to enforce the obligations of the Defaulting Party.

23.2  Remedies With Respect to Insolvency Event or Breach
If an Insolvency Event occurs in relation to a Party or a Breach is not cured within the ninety (90) day period referred to in Section 23. l by a Party (the "Affected Party"), the other Party shall have the right to damages or other compensation under applicable law for the Breach or, where appropriate, to seek the remedy of an injunction, specific performance or similar court order to enforce the obligations of the Affected Party.

(b)   It shall be an "Insolvency Event" in relation to a Party if:

     (i) an order is made by a court of competent jurisdiction, or a resolution is passed, for the winding up, dissolution or administration of that Party (otherwise than in the course of a reorganization or restructuring previously approved in writing by the other Party); or

     (ii) any step is taken (and not withdrawn within ninety (90) days) to appoint a manager, receiver, administrator, trustee or other similar officer in respect of any assets which include the Ownership Interest held by that Party or any Affiliate thereof; or

     (iii) such Party convenes a meeting of its creditors or makes or proposes any arrangement or composition with, or any assignment for the benefit of, its creditors.

23.3  Breach of Warranties

(a) In addition to such other remedies as may be available to Homestake at law or in equity or otherwise in accordance with this Article 23, if, between the Effective Date and the date of any conveyance contemplated by Section
     7.1 or any amendment contemplated by Section 7.2, any of the Warranties is or was untrue, inaccurate or materially misleading, or there has been any material breach of any other provision in this Agreement, Homestake shall be entitled to terminate this Agreement from such time without further obligation or liability of any kind to FX.

(b) If this Agreement is terminated in accordance with Section 23.3(a), FX will reimburse to Homestake on demand the sum of US $88,000; and all obligations of Homestake under this Agreement shall cease except for the confidentiality restrictions contained in Article 15.

23.4  Scope of Article
For clarity, reference to a particular Party in this Article 23 includes any Affiliate of such Party that is a direct or indirect shareholder of such Party or is a shareholder or partner of a Holding Vehicle, but does not include any Holding Vehicle.

                                   ARTICLE 24
                  TERMINATION OF JOINT VENTURES AND AGREEMENT

24.1  General
Except as otherwise provided in Section 7.9(c) and Section 23.3, each Joint Venture shall continue in effect until the termination of this Agreement pursuant to Section 24.2 or by Homestake pursuant to Section 7.4.

24.2 Agreement to Survive Termination of Term of Association; Termination of Joint Venture: Termination of Agreement

(a) Upon expiration or termination of the Term of Association, the Joint Ventures formed hereunder shall continue in effect until terminated as provided in Section 24.2(b). Notwithstanding any termination of the Term of Association, for so long as this Agreement otherwise remains in effect Homestake and FX shall retain their then existing respective Ownership Interests, Distributive Interests and contractual royalties and FX shall retain any continuing right to payment pursuant to Section 6.1. After termination of the Term of Association; neither Homestake nor FX shall have any obligation to the other with respect to any property or rights in the Area of Interest acquired by either Party after the effective date of such expiration or termination except within the outer boundaries of such Mineral Entitlement(s) as continue to be held by a Holding Vehicle.

(b) Unless sooner terminated by the Parties or pursuant to Section 7.4, each Joint Venture created pursuant to this Agreement shall terminate at such time as no Mineral Entitlement or other asset or liability is held by and through such Joint Venture. This Agreement shall terminate (i) if terminated by Homestake pursuant to Section 7.4, (ii) at such time after expiration of the Term of Association as no Joint Venture continues in effect; or (iii) when otherwise terminated or dissolved by agreement of the Parties or by operation of law.

                                   ARTICLE 25
                                WAIVER OF RIGHTS

25.1  Waiver Not to Be Construed as Subsequent Waiver
No waiver by a Party of a failure by the other Party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other failure whether of a like or different character.

25.2  Delay Not to Be Construed as Waiver
No delay or omission on the part of any Party in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to herein shall (a) impair such right, power or remedy or (b) operate as a waiver thereof

25.3  Partial Exercise of Rights
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

25.4  Cumulative Nature of Rights. Powers and Remedies
The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

                                   ARTICLE 26
                               DISPUTE RESOLUTION

Any disagreement or dispute arising out of or related to this Agreement and its Exhibits, their existence, interpretation, performance or enforcement not resolved by the disputing Parties within fifty days from the date on which any Party notifies the other of any such disagreement or dispute shall be decided finally by arbitration before three arbitrators in San Francisco, California under the commercial rules of the American Arbitration Association pursuant to a notice of arbitration which shall detail the matter in dispute and the remedy requested by the Party giving such notice. Such notice shall appoint one arbitrator and for the purpose of such arbitration FX and its Affiliates shall be treated as one Party and Homestake and its Affiliates as the other Party. Within ten days of the receipt of such notice, the other Party shall appoint a second arbitrator and the two arbitrators so named shall within ten days of the appointment of the second, appoint the third. If the two arbitrators appointed cannot agree upon the third arbitrator within such ten days, either Party may apply to a Judge of the Superior Court of the City and County of San Francisco to designate the third arbitrator. Each arbitrator shall be an individual qualified by training and experience in mining or mining exploration matters.
No discovery shall be available. Each arbitrating Party shall bear the costs of the arbitrator appointed by such Party and the costs of the third arbitrator shall be borne equally by all of arbitrating Parties. The prevailing Party shall be entitled to recover its costs of arbitration (including attorneys' fees and the expenses of the arbitrators). The arbitrators shall enter their award within 45 days following the appointment of the third arbitrator. The award shall be final and binding on each of the arbitrating Parties and its Affiliates and there shall be no appeal therefrom. The award may be enforced in any court having jurisdiction over the person or property of any person against whom enforcement of the award is sought, including the courts of the Republic of Poland.

                                   ARTICLE 27
                                   AMENDMENTS

This Agreement may be amended only by an instrument in writing signed by duly authorized representatives of each of the Parties.

                                   ARTICLE 28
                                   INVALIDITY

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired. The Parties shall nevertheless negotiate in good faith in order to agree to the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision so found to be invalid, illegal or unenforceable.

                                   ARTICLE 29
                     ENTIRE AGREEMENT; RELATIONSHIP; EFFECT

29.1  Entire Agreement
This Agreement, the Subordinate Agreements, and their Exhibits and the other documents contemplated by them, constitute the sole and only agreements between the Parties relating to their association created pursuant to Article 3, the exploration, development and exploitation of the Mineral Entitlements and the Holding Vehicles through which the Business is conducted. All other agreements and understandings between the Parties, whether oral or written, express or implied, are hereby terminated, extinguished and superseded, including but not limited to any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, that certain Letter of Intent between Homestake and FX executed on June 13, 1997, and the Confidentiality Agreement between the same Parties made effective August 1, 1997.

29.2  No Reliance on Prior Representations
Each of the Parties acknowledges that in entering into this Agreement, it is not relying upon any representation, warranty, promise or assurance made or given by any other Party or any other person, whether or not in writing, at any time before the execution of this Agreement and not expressly set out in this Agreement.

29.3      Agreement to Control in Case of Conflict
The Parties have entered into this Agreement in the United States with the intent that it shall govern their respective rights and duties relating to its subject matter. In the event of any conflict between the text of this Agreement and its Exhibits or the Subordinate Agreements, the text of this Agreement shall control.

29.4 Partnership in Poland for Convenience Only; No Partnership Elsewhere Notwithstanding that the Parties for convenience, tax, and other reasons relating to their activities in Poland have agreed to hold certain Mineral Entitlements in Poland through commercial partnerships organized under the law of the Republic of Poland, they do not intend that this Agreement or any other agreement create, or be construed to create, in the United States or in any other jurisdiction outside of Poland, any mining, commercial or other partnership, or other special or fiduciary relationship not expressly set forth in this Agreement, and nothing contained in this Agreement shall be deemed to constitute either Party the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Party the agent or legal representative of the other.

29.5  Limitation of Capacity of Parties to Act for One Another
Except as expressly set forth in this Agreement or a Subordinate Agreement and except as required by Polish law with respect to the assets of a Holding Vehicle in Poland, (i) neither Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party; (ii) the rights, duties, obligations and liabilities of the Parties created under this Agreement shall be several and not joint and several; and (iii) each Party shall be responsible only for its respective share of any obligations, liabilities and costs arising from the relationships and the venture contemplated herein, it being the purpose and intention of the Parties that their ownership of assets and the rights acquired hereunder shall be as tenants in common.

29.6  Force Majeure
If either Party shall be prevented by Force Majeure from timely performance of any obligations arising under this Agreement except the payment of money, the failure shall be excused and the period for performance shall be extended for a period equal to the duration of Force Majeure. The Party claiming benefit of Force Majeure shall promptly give the other notice of commencement and termination of Force Majeure. The Party claiming benefit of Force Majeure shall use reasonable diligence to remove Force Majeure but shall not be required against its will to institute legal proceedings, adjust any labor dispute or challenge the validity of any law, regulation, action or inaction of government. "Force Majeure" includes any cause beyond reasonable control of a Party, whether or not foreseeable, including but not limited to: law, regulation, action or inaction of government; inability to obtain on acceptable terms any public or private license, permit or authorization which may be required for operations in connection with one or more Mineral Entitlements or other property, including removal and disposal of waters, wastes and tailings and reclamation; fire; explosion; inclement weather, flood; civil commotion; labor dispute; inability to obtain workmen or material; delay in transportation; and acts of God.

                                   ARTICLE 30
                               COSTS AND EXPENSES

Except as otherwise expressly stated herein, each Party shall pay its own costs and expenses in relation to the execution and performance of this Agreement and the other agreements contemplated hereby, and the preparation, execution and implementation of this Agreement. Each of the Parties represents that it has not engaged any broker, finder, or intermediary in this matter who is entitled to a fee or commission for which any other might be liable.

                                   ARTICLE 31
                              COMPLIANCE WITH LAWS

Homestake and FX shall perform, and shall cause all of their respective Affiliates and all of the Holding Vehicles to perform, all activities and operations relating to the subject manner of this Agreement and the Subordinate Agreements in accordance with the United States Foreign Corrupt Practices Act (15 U.S.C. Sections 78dd-1 et seq.) and the laws of the Republic of Poland.

                                   ARTICLE 32
                                 GOVERNING LAW

The interpretation and enforcement of this Agreement shall be governed by the domestic law of the State of California.

                                   ARTICLE 33
                                    NOTICES

All notices under this Agreement shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, telecopier or other means providing for receipt of the communication in written form. Notices sent by certified or registered mail shall be effective on the next business day after the date of actual delivery. Notices sent by telecopier shall be effective on the next business day after the day of transmission provided that the sending Party has received electronic confirmation of successful transmission. Until a change of address is so given, notices shall be addressed as follows:

To Homestake

Homestake Mining Company of California
650 California Street, 11th Floor
San Francisco, CA 94108
Tel: 415-981-8150
Fax: 415-397-0952
Attn: Dennis B. Goldstein.

To FX:

FX Energy, Inc
3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
Tel: 801-486-5555
Fax: 801-486-5575
Attn: David N. Pierce

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on the Effective Date.

AGREED TO ON BEHALF OF FX ENERGY INC.

By: /s/ David N. Pierce
Its: President
Dated: December 30, 1997



AGREED TO ON BEHALF OF HOMESTAKE MINING COMPANY OF CALIFORNIA

By: /s/ W. F. Lundquist
Its: Vice President
Dated: December 31, 1997